Exhibit 99.1
Tilly's, Inc. Reports Fiscal 2024 Third Quarter Operating Results

Irvine, CA – December 5, 2024 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the third quarter of fiscal 2024 ended November 2, 2024.
"Our third quarter results included our best quarterly comp sales performance since fiscal 2021, our first month of positive comp sales since February 2022 during fiscal August, and our second consecutive quarter of year-over-year store traffic growth," commented Hezy Shaked, Co-Founder, Executive Chairman, President and Chief Executive Officer. "However, we still have a long way to go to return to generating consistent sales growth and profitability. We are disappointed in our net sales performance in the early stages of the fourth quarter, yet somewhat encouraged by our improved product margins thus far in the fourth quarter."
Operating Results Overview
Fiscal 2024 Third Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the third quarter of fiscal 2024 ended November 2, 2024 versus the third quarter of fiscal 2023 ended October 28, 2023.
•Total net sales were $143.4 million, a decrease of 13.8%. This decrease was primarily attributable to the calendar shift impact of last year's 53rd week in the retail calendar, which caused a portion of the back-to-school season's sales volume to shift into the second quarter this year from the third quarter last year, resulting in a net sales reduction of $18.4 million in this year's third quarter. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 3.4% relative to the comparable 13-week period ended November 4, 2023.
◦Net sales from physical stores were $111.3 million, a decrease of 16.0%. Comparable store net sales decreased 5.6% relative to the comparable 13-week period ended November 4, 2023. Net sales from physical stores represented 77.6% of total net sales this year compared to 79.6% of total net sales last year. The Company ended the third quarter with 246 total stores compared to 249 total stores at the end of the third quarter last year.
◦Net sales from e-com were $32.2 million, a decrease of 5.4%. E-com net sales increased 4.9% relative to the comparable 13-week period ended November 4, 2023. E-com net sales represented 22.4% of total net sales this year compared to 20.4% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $37.2 million, or 25.9% of net sales, compared to $48.7 million, or 29.3% of net sales, last year. Product margins were generally consistent with last year's third quarter, declining by 10 basis points. Buying, distribution, and occupancy costs deleveraged by 320 basis points collectively, despite being $0.7 million lower than last year, primarily due to carrying these costs against a lower level of net sales this year.
•Selling, general and administrative ("SG&A") expenses were $51.3 million, or 35.7% of net sales, compared to $51.2 million, or 30.8% of net sales, last year. Lower store payroll and related benefits as well as lower non-cash store asset impairment charges were largely offset by increased e-com fulfillment costs.
•Operating loss was $14.1 million, or 9.8% of net sales, compared to $2.5 million, or 1.5% of net sales, last year, due to the combined impact of the factors noted above.
•Pre-tax loss was $12.9 million, or 9.0% of net sales, compared to $1.2 million, or 0.7% of net sales, last year.
•Income tax benefit was $5.0 thousand or 0.0% of pre-tax loss, compared to $0.3 million, or 28.0% of pre-tax loss, last year. The decrease in the effective income tax rate was due to the continuing impact of the previously disclosed full, non-cash deferred tax asset valuation allowance.

•Net loss was $12.9 million, or $0.43 net loss per share, compared to $0.8 million, or $0.03 net loss per share, last year. Weighted average shares were 30.1 million this year compared to 29.9 million shares last year.
Fiscal 2024 Year-to-Date Third Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the first 39 weeks of fiscal 2024 ended November 2, 2024 versus the first 39 weeks of fiscal 2023 ended October 28, 2023.
•Total net sales were $422.2 million, a decrease of 6.2%. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 6.8% relative to the comparable 39-week period ended November 4, 2023.
◦Net sales from physical stores were $336.4 million, a decrease of 6.6%. Comparable store net sales decreased 7.4% relative to the comparable 39-week period ended November 4, 2023. Net sales from physical stores represented 79.7% of total net sales this year compared to 80.0% of total net sales last year.
◦Net sales from e-com were $85.8 million, a decrease of 4.7%. E-com net sales decreased 4.6% relative to the comparable 39-week period ended November 4, 2023. E-com net sales represented 20.3% of total net sales this year compared to 20.0% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $111.4 million, or 26.4% of net sales, compared to $119.0 million, or 26.4% of net sales, last year. Product margins improved by 130 basis points primarily due to the combination of improved initial markups and lower total markdowns. Buying, distribution, and occupancy costs deleveraged by 140 basis points collectively, despite being $1.3 million lower than last year, primarily due to carrying these costs against lower net sales this year.
•SG&A expenses were $147.1 million, or 34.9% of net sales, compared to $141.4 million, or 31.4% of net sales, last year. The $5.7 million increase in SG&A was primarily attributable to increases in store payroll and related benefits of $1.6 million due to wage rate increases, software as a service expense of $1.4 million, corporate payroll and related benefits of $1.2 million, e-commerce fulfillment expenses of $1.0 million, and non-cash store asset impairment charges of $1.0 million. These increases were partially offset by a variety of smaller expense decreases.
•Operating loss was $35.7 million, or 8.5% of net sales, compared to $22.5 million, or 5.0% of net sales, last year, due to the combined impact of the factors noted above.
•Pre-tax loss was $32.6 million, or 7.7% of net sales, compared to $18.8 million, or 4.2% of net sales, last year.
•Income tax benefit was $21.8 thousand or 0.1% of pre-tax loss, compared to $4.9 million, or 26.0% of pre-tax loss, last year. The decrease in the effective income tax rate was due to the continuing impact of the previously disclosed full, non-cash deferred tax asset valuation allowance.
•Net loss was $32.6 million, or $1.08 net loss per share, compared to $13.9 million, or $0.47 net loss per share, last year. Weighted average shares were 30.0 million this year compared to 29.8 million shares last year.
Balance Sheet and Liquidity
As of November 2, 2024, the Company had $51.7 million of cash, cash equivalents and marketable securities and no debt outstanding. Total inventories increased 11.8% as of November 2, 2024 compared to October 28, 2023, largely due to pulling forward new inventory receipts to improve distribution center efficiencies. Total year-to-date capital expenditures at the end of the third quarter were $6.7 million this year compared to $10.5 million last year.

Fiscal 2024 Fourth Quarter Outlook
Total comparable net sales through December 3, 2024 decreased by 15.3% relative to the comparable period of last year ended December 5, 2023, with meaningfully improved product margins compared to last year. On a shifted basis, lining up the timing of this year's Thanksgiving holiday with last year's, total comparable net sales through December 3, 2024, decreased by 9.6% relative to the comparable period of last year ended November 28, 2023. Based on current and historical trends, the Company currently estimates the following for the fourth quarter of fiscal 2024:
•Net sales to be in the range of approximately $149 million to $156 million, translating to an estimated comparable net sales decrease in the range of approximately 9% to 5%, respectively, relative to the comparable 13-week period last year;
•Product margin improvement of approximately 200 basis points relative to last year's fourth quarter;
•SG&A expenses to be approximately $52 million before factoring in any potential non-cash store asset impairment charges that may arise;
•Pre-tax loss and net loss to be in the range of approximately $13.0 million to $9.5 million, respectively, with a near-zero effective income tax rate due to the continuing impact of a full, non-cash valuation allowance on deferred tax assets; and
•Per share results to be in the range of a net loss of $0.43 to $0.32, respectively, with estimated weighted average shares of approximately 30 million.
The Company currently expects to have 239 total stores open at the end of the fourth quarter of fiscal 2024. The Company opened three new stores in November and currently expects to close 10 predominantly underperforming stores near the end of the quarter.
Conference Call Information
A conference call with analysts to discuss these financial results is scheduled for today, December 5, 2024, at 4:30 p.m. ET (1:30 p.m. PT). Analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until December 12, 2024, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10193481.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 249 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the impacts of inflation and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding changes in the macro-economic environment, customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	November 2, 2024	February 3, 2024	October 28, 2023
ASSETS
Current assets:
Cash and cash equivalents	$26,407	$47,027	$44,425
Marketable securities	25,321	48,021	49,523
Receivables	6,136	5,947	7,118
Merchandise inventories	92,481	63,159	82,753
Prepaid expenses and other current assets	11,781	11,905	11,816
Total current assets	162,126	176,059	195,635
Operating lease assets	181,117	203,825	216,205
Property and equipment, net	42,603	48,063	49,220
Deferred tax assets, net	—	—	13,229
Other assets	1,424	1,598	1,685
TOTAL ASSETS	$387,270	$429,545	$475,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,577	$14,506	$27,025
Accrued expenses	12,771	13,063	14,688
Deferred revenue	13,333	14,957	13,520
Accrued compensation and benefits	8,127	9,902	10,590
Current portion of operating lease liabilities	49,944	48,672	50,063
Current portion of operating lease liabilities, related party	3,345	3,121	3,048
Other liabilities	210	336	330
Total current liabilities	120,307	104,557	119,264
Long-term liabilities:
Noncurrent portion of operating lease liabilities	135,724	160,531	171,388
Noncurrent portion of operating lease liabilities, related party	16,736	19,267	20,081
Other liabilities	192	321	391
Total long-term liabilities	152,652	180,119	191,860
Total liabilities	272,959	284,676	311,124
Stockholders’ equity:
Common stock (Class A)	23	23	23
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	174,516	172,478	171,754
Accumulated deficit	(60,527)	(27,962)	(7,410)
Accumulated other comprehensive income	292	323	476
Total stockholders’ equity	114,311	144,869	164,850
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$387,270	$429,545	$475,974

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net sales	$143,442	$166,475	$422,165	$450,063

Cost of goods sold (includes buying, distribution, and occupancy costs)	105,314	116,825	307,939	328,297
Rent expense, related party	931	931	2,796	2,793
Total cost of goods sold (includes buying, distribution, and occupancy costs)	106,245	117,756	310,735	331,090
Gross profit	37,197	48,719	111,430	118,973

Selling, general and administrative expenses	51,118	51,101	146,734	141,035
Rent expense, related party	133	134	397	400
Total selling, general and administrative expenses	51,251	51,235	147,131	141,435

Operating loss	(14,054)	(2,516)	(35,701)	(22,462)
Other income, net	1,174	1,341	3,114	3,625
Loss before income taxes	(12,880)	(1,175)	(32,587)	(18,837)
Income tax benefit	(5)	(328)	(22)	(4,897)
Net loss	$(12,875)	$(847)	$(32,565)	$(13,940)
Basic net loss per share of Class A and Class B common stock	$(0.43)	$(0.03)	$(1.08)	$(0.47)
Diluted net loss per share of Class A and Class B common stock	$(0.43)	$(0.03)	$(1.08)	$(0.47)
Weighted average basic shares outstanding	30,060	29,872	30,017	29,834
Weighted average diluted shares outstanding	30,060	29,872	30,017	29,834

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	November 2, 2024	October 28, 2023
Cash flows from operating activities
Net loss	$(32,565)	$(13,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,586	9,547
Stock-based compensation expense	1,744	1,684
Impairment of assets	3,605	2,631
(Gain) loss on disposal of assets	(45)	2
Gain on maturities of marketable securities	(1,449)	(1,156)
Deferred income taxes	—	(4,732)
Changes in operating assets and liabilities:
Receivables	611	4,196
Merchandise inventories	(29,322)	(20,636)
Prepaid expenses and other assets	900	5,980
Accounts payable	18,047	11,033
Accrued expenses	(159)	106
Accrued compensation and benefits	(1,775)	2,407
Operating lease liabilities	(5,422)	(4,545)
Deferred revenue	(1,624)	(2,583)
Other liabilities	(335)	(452)
Net cash used in operating activities	(38,203)	(10,458)

Cash flows from investing activities
Purchases of marketable securities	(59,557)	(88,146)
Purchases of property and equipment	(6,678)	(10,543)
Proceeds from maturities of marketable securities	83,500	80,000
Proceeds from sale of property and equipment	24	9
Net cash provided by (used in) investing activities	17,289	(18,680)

Cash flows from financing activities
Proceeds from exercise of stock options	294	210
Taxes paid on short-swing profits disgorgement payment	—	(173)
Net cash provided by financing activities	294	37

Change in cash and cash equivalents	(20,620)	(29,101)
Cash and cash equivalents, beginning of period	47,027	73,526
Cash and cash equivalents, end of period	$26,407	$44,425

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2023 Q1	249	1	2	248	1,809
2023 Q2	248	—	2	246	1,792
2023 Q3	246	3	—	249	1,810
2023 Q4	249	3	4	248	1,801
2024 Q1	248	2	4	246	1,784
2024 Q2	246	1	—	247	1,791
2024 Q3	247	—	1	246	1,780

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com